Exhibit 99.3





                                                  March 20, 1998


Leonard P. Shaykin
c/o NaPro BioTherapeutics, Inc.
6304 Spine Road, Unit A
Boulder, Colorado  80301

NaPro BioTherapeutics, Inc.
6304 Spine Road, Unit A
Boulder, Colorado  80301
Attn:    Sterling K. Ainsworth
         Chief Executive Officer

Gentlemen:

         As you know, Mr. Shaykin ("Shaykin") and D&N Holding Company ("D&N"), a wholly-owned subsidiary of IVAX Corporation ("IVAX"), are parties to a Warrant Purchase Agreement (the "Purchase Agreement") dated as of March 29, 1996, pursuant to which D&N transferred to Shaykin a Stock Purchase Warrant, dated June 7, 1993, to purchase 111,111 shares of the Common Stock, par value $.0075, of NaPro BioTherapeutics, Inc. ("NaPro"), in exchange for a promissory note in the principal amount of $944,443.50 (the "Note").

         This letter will confirm that, subject to (1) the execution and delivery of this letter by Shaykin and NaPro, (2) the execution and delivery of the Termination Agreement among IVAX, Baker Norton Pharmaceuticals, Inc., D&N and NaPro, by NaPro, and (3) the payment by Shaykin to D&N of $100,000 by wire transfer of immediately available funds to an account designated by D&N within 3 business days after the date of this letter, D&N agrees to forgive the indebtedness represented by Note, to cancel the Note and deliver it to Shaykin marked "canceled," and to deliver the Warrant, which D&N is holding on Shaykin's behalf, to NaPro for cancellation.

         NaPro agrees to indemnify and hold harmless D&N, IVAX, and their affiliates, and the directors, officers, employees and agents of D&N, IVAX and their affiliates, from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines assessments, losses, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, arising from, in connection with, or incident to this letter agreement, the cancellation and delivery of the Note, and the delivery of the Warrant to NaPro.


#388046

Leonard P. Shaykin
NaPro BioTherapeutics, Inc.
March 20, 1998
Page 2
         D&N represents to Shaykin that it has not assigned the Note or any portion of it to any person, that no other person has beneficial interest in the Note, and that it the owner of the Note.

         If you are in agreement with the foregoing, please execute this letter in the space provided below and it shall continue a binding agreement among the parties.

                                                   D&N Holding Company,



                                                   By: /s/ Armando A. Tabernilla
                                                           Armando A. Tabernilla
                                                           Secretary


Agreed:


  /s/Leonard P. Shaykin                              Date:  March 20, 1998
Leonard P. Shaykin

NaPro BioTherapeutics, Inc.


By:  /s/Sterling K. Ainsworth                        Date:  March 20, 1998
Sterling K. Ainsworth
Chief Executive Officer


#388046